CombiMatrix Corporation Reports Third Quarter 2016

Financial and Operating Results

Rapidly growing revenue, increasing test volume, gross margin expansion, strong cash reimbursement and prudent expense management provide clear path to profitability

Conference call begins today at 4:30 p.m. Eastern time

IRVINE, Calif. (November 2, 2016) – CombiMatrix Corporation (NASDAQ: CBMX), a family health molecular diagnostics company specializing in DNA-based reproductive health and pediatric testing services, today reported financial results for the three and nine months ended September 30, 2016, and provided a business update.

“Excellent execution on our business initiatives keeps us squarely on the path to profitability,” said Mark McDonough, CombiMatrix President and CEO. “Among quarterly financial highlights, we are reporting revenue growth of 29%, our third consecutive quarter of gross margin above 50% and record cash reimbursement of $3.1 million, or 95% of total revenues. Combined with our ability to manage expenses, we reduced both our operating loss and our cash burn by nearly half from one year ago.

“We are pleased with our recent performance and expect continued growth in revenue and test volume, along with consistent cash reimbursement and prudent expense management in the coming year with a focus on creating value for our shareholders,” Mr. McDonough added. “Given our outlook, we are increasingly confident we will reach our goal of positive cash flow from operations by the fourth quarter of 2017.”

Third Quarter Financial and Operating Highlights (all comparisons are with the third quarter of 2015)

●	Total revenues of $3.2 million, up 29%
●	Total test volume of 2,835, up 14%
●	Reproductive health revenues of $2.3 million, up 39%
●	Reproductive health test volume of 1,483, up 17%
●	Gross margin of 54.0%, up from 43.6%
●	Number of billable customers of 257, up 10%
●	Cash collections at new record of $3.1 million, or 95% of total revenue, up 29%

	Volumes				Revenues (in 000’s)
	Q3 ’16	Q3 ’15	# Δ	% Δ	Q3 ’16	Q3 ’15	$ Δ	% Δ
Prenatal	294	272	22	8%	$408	$368	$40	11%
Miscarriage analysis	990	866	124	14%	1,622	1,145	477	42%
PGS	199	127	72	57%	286	149	137	92%
Subtotal - reproductive health	1,483	1,265	218	17%	2,316	1,662	654	39%
Pediatric	505	509	(4)	(1)%	589	558	31	6%
Subtotal	1,988	1,774	214	12%	2,905	2,220	685	31%
FISH and karyotyping	847	721	126	17%	306	261	45	17%
Total - all tests	2,835	2,495	340	14%	3,211	2,481	730	29%
Royalties					37	45	(8)	(18)%
Total revenues					$3,248	$2,526	$722	29%

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	Volumes				Revenues (in 000’s)
	9 Mo’s. ’16	9 Mo’s. ’15	# Δ	% Δ	9 Mo’s. ’16	9 Mo’s. ’15	$ Δ	% Δ
Prenatal	860	936	(76)	(8)%	$1,203	$1,214	$(11)	(1)%
Miscarriage analysis	2,886	2,664	222	8%	4,701	3,467	1,234	36%
PGS	566	157	409	261%	759	189	570	302%
Subtotal - reproductive health	4,312	3,757	555	15%	6,663	4,870	1,793	37%
Pediatric	1,454	1,557	(103)	(7)%	1,646	1,687	(41)	(2)%
Subtotal	5,766	5,314	452	9%	8,309	6,557	1,752	27%
FISH and karyotyping	2,497	2,125	372	18%	881	735	146	20%
Total - all tests	8,263	7,439	824	11%	9,190	7,292	1,898	26%
Royalties					137	112	25	22%
Total revenues					$9,327	$7,404	$1,923	26%

Financial Results

Three Months Ended September 30, 2016 and 2015

Total revenues for the third quarter of 2016 increased 29% to $3.2 million from $2.5 million for the third quarter of 2015. Reproductive health diagnostic test revenue, which includes prenatal microarrays, miscarriage analysis and preimplantation genetic screening (PGS), increased 39% to $2.3 million and testing volume increased 17% to 1,483. The third quarter 2016 revenue increase was driven primarily by higher test volume for reproductive health diagnostics, higher average revenue per test particularly for miscarriage analysis and PGS tests, and from an increase in the number of billable customers, which reached 257 during the third quarter of 2016 compared to 234 in the prior-year period.

Total operating expenses were $4.1 million for the third quarter of 2016 compared with $4.2 for the prior-year period. The decrease was due primarily to lower sales and marketing and research and development expenses, partially offset by higher general and administrative expenses due to higher personnel, investor relations and consulting costs and higher cost of services as a result of higher test volume. Gross margin for the third quarter of 2016 improved to 54.0% from 43.6% for third quarter of 2015.

The net loss attributable to common stockholders for the third quarter of 2016 was $856,000, or $0.38 per share, compared with a net loss attributable to common stockholders for the third quarter of 2015 of $1.7 million, or $2.00 per share, an improvement of $831,000.

Nine Months Ended September 30, 2016 and 2015

Total revenues for the first nine months of 2016 increased 26% to $9.3 million from $7.4 million for the first nine months of 2015. Revenues for the first nine months of 2016 included $9.2 million in diagnostic services revenue and $137,000 in royalty revenues.

Operating expenses for the first nine months of 2016 were $12.9 million compared with $12.4 million for the prior-year period, with the increase mainly due to higher general and administrative expenses and higher cost of services resulting from increased testing volumes, partially offset by lower sales and marketing expenses. Gross margin improved to 52.9% for the first nine months of 2016 from 44.8% for the first nine months of 2015.

The net loss attributable to common stockholders for the first nine months of 2016 was $5.2 million, or $3.48 per share, compared to $6.0 million, or $7.21 per share in 2015. The net loss attributable to common stockholders in 2016 reflected one-time, non-cash charges of $1.9 million related to deemed dividends from the issuance of Series F convertible preferred stock and warrants in the $8.0 million public offering that closed on March 24, 2016. This increase was partially offset by the reversal of the $890,000 Series E deemed dividend recognized in 2015 from the repurchase of those securities upon closing of our Series F public offering, partially reduced by the $656,000 deemed dividend paid to the Series E investors in February of 2016.

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The Company reported $4.3 million in cash, cash equivalents and short-term investments as of September 30, 2016, compared with $3.9 million as of December 31, 2015. The Company used $817,000 and $3.4 million in cash to fund operating activities during the quarter and nine months ended September 30, 2016, respectively, compared with $1.5 million and $4.2 million used to fund operating activities during the comparable 2015 periods, respectively. The significant decreases in net cash used to fund operating activities for the 2016 periods resulted primarily from improved cash reimbursement of $3.1 million and $8.5 million for the three and nine months ended September 30, 2016, respectively, compared with $2.4 million and $7.0 million for the three and nine months ended September 30, 2015, respectively.

Conference Call and Webcast

CombiMatrix will hold an investment-community conference call and audio webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and answer questions. The conference call dial-in numbers are (866) 634-2258 for domestic callers and (330) 863-3454 for international callers. A live webcast of the call will be available at http://investor.combimatrix.com/events.cfm.

A recording of the call will be available for seven days beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, and entering passcode 93599356. The webcast of the call will be archived for 30 days on the Company’s website at http://investor.combimatrix.com/events.cfm.

About CombiMatrix Corporation

CombiMatrix Corporation provides best-in-class molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic diagnostics and screening, prenatal diagnosis, miscarriage analysis and pediatric developmental disorders, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. Our testing focuses on advanced technologies, including single nucleotide polymorphism (“SNP”) chromosomal microarray analysis (“CMA”), next generation sequencing (“NGS”), fluorescent in situ hybridization (“FISH”) and high resolution karyotyping. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations, including projected cash flow-positive operating results, management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to grow revenue and improve gross margin; delays in achieving cash flow-positive operating results; the risk that test volumes and reimbursements level off or decline; the risk that payors decide to not cover our tests or to reduce the amounts they are willing to pay for our tests; the risk that we will not be able to grow our business as quickly as we need to; the inability to raise capital; the loss of members of our sales force; our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:
Mark McDonough	LHA
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

Tables to Follow

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COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues:
Diagnostic services	$3,211	$2,481	$9,190	$7,292
Royalties	37	45	137	112
Total revenues	3,248	2,526	9,327	7,404

Operating expenses:
Cost of services	1,476	1,400	4,327	4,028
Research and development	88	133	380	352
Sales and marketing	1,055	1,295	3,532	3,658
General and administrative	1,450	1,249	4,562	4,212
Patent amortization and royalties	25	25	75	75
Impairment of cost-basis investment	-	97	-	97
Total operating expenses	4,094	4,199	12,876	12,422
Operating loss	(846)	(1,673)	(3,549)	(5,018)
Other income (expense):
Interest income	7	5	19	13
Interest expense	(17)	(19)	(52)	(59)
Total other income (expense)	(10)	(14)	(33)	(46)
Net loss	$(856)	$(1,687)	$(3,582)	$(5,064)

Deemed dividend from issuing Series F convertible preferred stock and warrants	$-	$-	$(1,877)	$-
Deemed dividend paid for right to repurchase Series E convertible preferred stock	-	-	(656)	-
Deemed dividend from issuing Series E convertible preferred stock and warrants	-	-	890	(890)
Net loss attributable to common stockholders	$(856)	$(1,687)	$(5,225)	$(5,954)

Basic and diluted net loss per share	$(0.38)	$(2.00)	$(2.38)	$(6.13)
Deemed dividend paid for right to repurchase Series E convertible preferred stock	-	-	(0.44)	-
Deemed dividend from issuing Series E convertible preferred stock	-	-	0.59	(1.08)
Deemed dividend from issuing Series F convertible preferred stock	-	-	(1.25)	-
Basic and diluted net loss per share attributable to common stockholders	$(0.38)	$(2.00)	$(3.48)	$(7.21)

Basic and diluted weighted average common shares outstanding	2,253,834	845,395	1,502,680	825,956

CONSOLIDATED BALANCE SHEET INFORMATION:

	September 30, 2016	December 31, 2015
Total cash, cash equivalents and short-term investments	$4,345	$3,901
Total assets	8,889	7,922
Total liabilities	1,954	2,066
Total stockholders’ equity	6,935	5,856

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